Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-35311, No. 33-48581, No. 333-07551, No. 333-51741,No. 333-75347, No. 333-93879 and No. 333-60840) pertaining to (a) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, and the Holiday Rambler LLC Employees Retirement Plan; (b) the Harley-Davidson, Inc. 1990 Stock Option Plan; (c) the Harley-Davidson, Inc. 1995 Stock Option Plan; (d) the Harley-Davidson, Inc. 1998 Director Stock Plan; (e) the Harley-Davidson, Inc. 1998 Non-Exempt Employee Stock Option Plan (f) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees and the Buell Motorcycle Company Retirement Savings Plan, and (g) the Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan, of our report dated January 16, 2003, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

Milwaukee, Wisconsin

March 28, 2003